June 29, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the item 16.F – “Change in Registrant’s Certifying Accountant” of the annual report on Form 20-F for the year ended December 31, 2019 of Gol Linhas Aéreas Inteligentes S.A. We agree with the statements contained therein in relation to Ernst & Young Auditores Independentes S.S. We have no basis to agree or disagree with other statements of Gol Linhas Aéreas Inteligentes S.A. contained therein.

/s/ ERNST & YOUNG

Auditores Independentes S.S.